Exhibit 99.1

News Release

Hi-Crush Partners LP Announces Successful Refinancing Transactions and Unit Repurchase Program Update

Houston, Texas – December 26, 2017—Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, today announced that it entered into a new $200 million Senior Secured Term Loan Credit Agreement (“Term Loan”), and a new five year Revolving Credit Agreement, as well as completed $20 million of unit repurchases and received necessary approvals to execute the remaining $80 million of authorized unit repurchases.

The new $200 million Term Loan replaces the Partnership’s previous $200 million Term Loan Credit Facility, extending maturity to December 2024 from April 2021 previously. Borrowings under the new Term Loan will bear interest at a rate equal to, at the Partnership’s option, either (1) a base rate plus an applicable margin of 2.75% per annum or (2) a Eurodollar rate plus an applicable margin of 3.75% per annum, subject to a LIBOR floor of 1.00%. The new Term Loan was rated B3 by Moody’s Investor Service (“Moody’s”) and B- by Standard and Poor’s Ratings Agency (“S&P”). Both base rate loans and Eurodollar loans are subject to a 0.25% rate increase during any period of time in which the Partnership does not have a public corporate family rating of B2 or better from Moody’s. Hi-Crush’s corporate ratings are B3 by Moody’s and B- by S&P.

The new five-year $125 million Revolving Credit Agreement replaces the company’s previous $75 million revolving credit facility, extending the maturity to December 2022 from December 2019 previously. There were no borrowings under the Partnership’s prior revolving credit facility at the time of closing, and the Partnership has no indebtedness under its new Revolving Credit Agreement.

“We are very pleased to complete these refinancing transactions on favorable terms, while extending our maturity profile and enhancing our financial flexibility,” said Laura C. Fulton, Chief Financial Officer of Hi-Crush. “We remain committed to maintaining a conservative balance sheet position, and the ongoing support of our lending group provides the platform necessary to continue investing in our business, while maximizing value to unitholders in 2018 and beyond.”

Separately, Hi-Crush announced that it has repurchased 2,030,163 common units in the fourth quarter of 2017, representing approximately $20 million of unit repurchases since announcing its unit buyback program of up to $100 million in October 2017. This represents the maximum amount of unit repurchases allowed for under the Company’s previous Term Loan Credit Facility and revolving credit facility. The Partnership’s new Term Loan and Revolving Credit Agreement permit unlimited repurchases of common units, therefore allowing for execution up to the remaining $80 million authorized. The repurchase program does not obligate the Partnership to repurchase any specific dollar amount or number of units, and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

“We remain fully committed to the unit buyback program, as evidenced by our decisive execution thus far, and expect to create further value for our unitholders through additional unit repurchases,” said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “We are focused on growing our business and continue to benefit from significant growth in market demand for frac sand, along with an expansion of the services we provide to our customers. The improved pathway that these refinancing transactions provide helps to ensure that Hi-Crush remains a growth leader in the industry.”

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities are capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our production facilities’ direct access to major U.S. railroads enhance our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our in-basin production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStreamTM logistics solution, efficiently delivers proppant the “last mile” into the blender, providing customers surety of supply from mine to well site. For more information, visit www.hicrush.com.

Investor Contact:

Investor Relations

ir@hicrush.com

(713) 980-6270

Marc Silverberg, ICR

marc.silverberg@icrinc.com

(646) 277-1293

Source: Hi-Crush Partners LP